Filed Pursuant to Rule 424(b)(3)

Registration No. 333-214355

Prospectus

CENTENNIAL RESOURCE DEVELOPMENT, INC.

119,747,700 Shares of Class A Common Stock

This prospectus relates to the resale of 119,747,700 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), of Centennial Resource Development, Inc. (the “Company,” “we,” “our” or “us” ) by the selling stockholders named in this prospectus or their permitted transferees. The shares of Class A Common Stock being offered by the selling stockholders consist of (i) 20,000,000 shares of Class A Common Stock that have been or may be issued from time to time to certain members of Centennial Resource Production, LLC, a Delaware limited liability company (“CRP”), who own units representing common membership interest in CRP (the “CRP Common Units”), upon the redemption or exchange by such members of CRP Common Units for shares of Class A Common Stock (the “Centennial Holder Shares”) pursuant to the limited liability company agreement of CRP and (ii) 99,747,700 shares of Class A Common Stock that we sold in private placements that closed simultaneously with the consummation of our initial business combination (the “Private Placement Shares”).

The selling stockholders may offer, sell or distribute all or a portion of their shares of Class A Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of the shares of Class A Common Stock owned by the selling stockholders. We will bear all costs, expenses and fees in connection with the registration of these shares of Class A Common Stock, including with regard to compliance with state securities or “blue sky” laws. The selling stockholders will bear all commissions and discounts, if any, attributable to their sale of shares of Class A Common Stock. See “Plan of Distribution” beginning on page 12 of this prospectus.

Our Class A Common Stock is quoted on The NASDAQ Capital Market (“NASDAQ”) under the symbol “CDEV.” On April 10, 2017 the closing price of our Class A Common Stock was $19.53. As of April 10, 2017, we had 207,595,078 shares of Class A Common Stock issued and outstanding.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

INVESTING IN THESE SECURITIES INVOLVES CERTAIN RISKS.  SEE “RISK FACTORS” ON PAGE 6 OF THIS PROSPECTUS AND “RISK FACTORS” IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 17, 2017

You should rely only on the information contained in this prospectus, any prospectus supplement or in any free writing prospectus we may authorize to be delivered or made available to you. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. We and the selling stockholders are not offering to sell, or seeking offers to buy, shares of our Class A Common Stock in jurisdictions where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our Class A Common Stock.

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INDUSTRY AND MARKET DATA

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications and other published independent sources. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the selling stockholders have independently verified the accuracy or completeness of this information. Some data is also based on our good faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

TRADEMARKS AND TRADE NAMES

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, that are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply, a relationship with us or an endorsement or sponsorship by or of us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

GLOSSARY

Unless the context otherwise requires, references in this prospectus to:

•                  “Business Combination” are to our acquisition of approximately 89% of the outstanding membership interests in CRP from the Centennial Contributors, which closed on October 11, 2016, and the other transactions contemplated by the Contribution Agreement;

•                  “Celero” are to Celero Energy Company, LP, a Delaware limited partnership;

•                  “Centennial Contributors” are to CRD, NGP Follow-On and Celero, collectively;

•                  “Centennial Holder Shares” are to 20,000,000 shares of Class A Common Stock that have been or may be issued from time to time to certain members of CRP upon the redemption or exchange by such members of CRP Common Units for shares of Class A Common Stock pursuant to the limited liability company agreement of CRP;

•                  The “Company,” “we,” “our” or “us” are to (a) Centennial Resource Development, Inc. and its subsidiaries, including CRP, following the closing of the Business Combination and (b) Silver Run Acquisition Corporation prior to the closing of the Business Combination;

•                  “Class A Common Stock” are to our Class A Common Stock, par value $0.0001 per share;

•                  “Class C Common Stock” are to our Class C Common Stock, par value $0.0001 per share, which were issued to the Centennial Contributors in connection with the Business Combination;

•                  “CRD” are to Centennial Resource Development, LLC, a Delaware limited liability company;

•                  “CRP” are to Centennial Resource Production, LLC, a Delaware limited liability company;

•                  “CRP Common Units” are to units representing common membership interests in CRP;

•                  “founder shares” are to shares of our Class B Common Stock purchased by our Sponsor in a private placement prior to our IPO, which were converted into shares of Class A Common Stock on a one-for-one basis in connection with the closing of the Business Combination;

•                  “initial stockholders” are to holders of our founder shares prior to our IPO, including our Sponsor and our independent directors prior to the Business Combination;

•                  “IPO” are to our initial public offering of Units, which closed on February 29, 2016;

•                  “NGP Follow-On” are to NGP Centennial Follow-On LLC, a Delaware limited liability company;

•                  “Private Placement Warrants” are to our 8,000,000 outstanding warrants that were purchased by our Sponsor in a private placement simultaneously with the closing of our IPO;

•                  “Public Warrants” are to the warrants sold as part of the Units in our IPO;

•                  “Riverstone” are to Riverstone Investment Group LLC and its affiliates, including our Sponsor, collectively;

•                  “Riverstone Purchasers” are to Riverstone VI Centennial QB Holdings, L.P., Riverstone Non-ECI USRPI AIV, L.P. and REL US Centennial Holdings, LLC, which are affiliates of Riverstone;

•                  “Series B Preferred Stock” are to our Series B Preferred Stock, par value $0.0001 per share;

•                  “Silverback Acquisition” are to our acquisition of leasehold interests and related upstream assets in Reeves County, Texas from Silverback Exploration, LLC and Silverback Operating, LLC, which closed on December 28, 2016;

•                  “Sponsor” are to our sponsor, Silver Run Sponsor, LLC, a Delaware limited liability company and an affiliate of Riverstone;

•                  “Units” are to our units sold in our IPO, each of which consisted of one share of Class A Common Stock and one-third of one Public Warrant; and

•                  “voting common stock” are to our Class A Common Stock and Class C Common Stock.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements.

Our Company

Corporate History

We were originally formed in November 2015 as a special purpose acquisition company under the name Silver Run Acquisition Corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving us and one or more businesses.

On February 29, 2016, we consummated our initial public offering (our “IPO”) of units (the “Units”) each consisting of one share of Class A Common Stock and one-third of one warrant (each, a “Public Warrant”).  On October 11, 2016 (the “Business Combination Closing Date”), we consummated the acquisition of approximately 89% of the outstanding membership interests in Centennial Resource Production, LLC, a Delaware limited liability company (“CRP” and such acquisition, the “Business Combination”).

CRP was formed in August 2012 by an affiliate of Natural Gas Partners, a family of energy-focused private equity investment funds, in connection with the acquisition of all of the oil and natural gas properties and certain other assets of Celero, which was formed in 2006 to focus on the development and acquisition of oil and natural gas properties in Texas and New Mexico, primarily in the Permian Basin in West Texas. Until the closing of the Business Combination, CRP operated as a privately-held independent oil and natural gas company.

Our Class A Common Stock trades on The NASDAQ Capital Market (“NASDAQ”) under the ticker symbol “CDEV.” The Units automatically separated into their component securities prior to or upon the closing of the Business Combination and, as a result, no longer trade as a separate security. On March 1, 2017, we delivered a notice of redemption to holders of the Public Warrants announcing that any Public Warrants that remained unexercised and outstanding on March 31, 2017 (the “Redemption Date”) would be redeemed for $0.01 per Public Warrant. Following the Redemption Date, all of our Public Warrants were either exercised for shares of Class A Common Stock or redeemed for $0.01 per Public Warrant and, as a result, the Public Warrants no longer trade on NASDAQ.

Business Overview

Our only significant asset is our current ownership of an approximate 92% membership interest in CRP. We are an independent oil and natural gas company focused on the development of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin. Our assets are concentrated in the Delaware Basin, a sub-basin of the Permian Basin, and our properties consist of large, contiguous acreage blocks in Reeves, Ward and Pecos counties in West Texas.

Our principal business objective is to increase shareholder value by building a premier development company focused on horizontal drilling in the Delaware Basin. We intend to grow our production and oil and natural gas reserves by developing our acreage in Ward and Reeves Counties with an increased focus on optimizing completions, improving drilling results and drilling extended laterals. We also intend to grow our production and reserves through acquisitions that meet our strategic and financial objectives.

As of December 31, 2016, our portfolio included 106 operated producing horizontal wells. The horizontal wells span an area approximately 45 miles long by 20 miles wide where we have established commercial production in five distinct zones: the 3rd Bone Spring Sandstone, Upper Wolfcamp A, Lower Wolfcamp A, Wolfcamp B and Wolfcamp C. As a result, we have broadly appraised this acreage across various geographic areas and stratigraphic zones, which we expect will allow us to efficiently develop our drilling inventory with a focus on maximizing returns to our stockholders. In addition, we believe this acreage may be prospective for the 2nd and 3rd Bone Spring shales and Avalon Shale, where other operators have experienced drilling success near our acreage.

As of December 31, 2016, we have leased or acquired approximately 76,067 net acres, approximately 85% of which we operate. Our acreage is predominantly located in the southern portion of the Delaware Basin, where production and reserves typically contain a higher percentage of oil and natural gas liquids and a correspondingly lower percentage of natural gas compared to the northern area of the Delaware Basin.  After temporarily suspending drilling activity at the end of March 2016 to preserve capital, we added one horizontal rig in June 2016, a second horizontal rig in September 2016 and a third horizontal rig in October 2016. After closing the Silverback Acquisition on December 28, 2016, we had four rigs operating. During 2016, we placed 10 gross operated horizontal wells on production. Our development drilling plan is comprised exclusively of horizontal drilling with an ongoing focus on optimizing completions, reducing drilling times and reducing costs.

Organizational Structure

The following diagram illustrates the current ownership structure of the Company:

(1)         The Company intends to hold a special meeting of its stockholders in the second quarter of 2017 to vote on the approval of the issuance of shares of Class A Common Stock upon conversion of our outstanding shares of Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”).

(2)         CRD, one of the Centennial Contributors, also owns one share of our Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), which does not have any voting rights (other than the right to nominate and elect one director to our board of directors) or rights with respect to dividends but is entitled to preferred distributions in liquidation in the amount of $0.0001 per share.

Additional Information

Our principal executive offices are located at 1401 Seventeenth Street, Suite 1000, Denver, Colorado 80202, and our telephone number is (720) 441-5515. Our website is www.cdevinc.com. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus.

Our Emerging Growth Company Status

As a company with less than $1.0 billion in revenue during its last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we may, for up to five years, take advantage of specified exemptions from reporting and other regulatory requirements that are otherwise applicable generally to public companies. These exemptions include:

•                  the presentation of only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•                  deferral of the auditor attestation requirement on the effectiveness of our system of internal control over financial reporting;

•                  exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

•                  exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; and

•                  reduced disclosure about executive compensation arrangements.

We may take advantage of these provisions until we are no longer an emerging growth company, which will occur on the earliest of (i) the last day of the fiscal year following February 29, 2021, the fifth anniversary of our IPO, (ii) the last day of the fiscal year in which we have more than $1.0 billion in annual revenue, (iii) the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period and (iv) the date on which we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have elected to take advantage of each of the exemptions for emerging growth companies, other than the presentation of only two years of audited financial statements and related Management’s Discussion and Analysis of Financial Conditions and Results of Operations.

Accordingly, the information that we provide you may be different than what you may receive from other public companies in which you hold equity interests.

The Offering

We are registering the resale of 119,747,700 shares of Class A Common Stock by the selling stockholders named in this prospectus, or their permitted transferees.

Shares Offered by the Selling Stockholders

We are registering 119,747,700 shares of Class A Common Stock to be offered by the selling stockholders named herein, which includes 20,000,000 Centennial Holder Shares and 99,747,700 Private Placement Shares.

Terms of the Offering	The selling stockholders will determine when and how they will dispose of the shares of Class A Common Stock registered under this prospectus for resale.

Shares Outstanding Prior to This Offering(1)(2)

As of April 10, 2017, we had issued and outstanding (i) 207,595,078 shares of Class A Common Stock, (ii) 19,155,921 shares of Class C Common Stock, (iii) 1 share of Series A Preferred Stock and (iv) 104,400 shares of Series B Preferred Stock.

Shares Outstanding After This Offering(1)(2)	(i) 226,750,999 shares of Class A Common Stock, (ii) 1 share of Series A Preferred Stock and (iii) 104,400 shares of Series B Preferred Stock.

Use of Proceeds	We will not receive any of the proceeds from the sale of shares of Class A Common Stock by the selling stockholders.

Trading Market and Ticker Symbol	Our Class A Common Stock is listed on NASDAQ under the symbol “CDEV.”

(1)                                 The number of shares of Class A Common Stock does not include (i) the 15,974,937 shares of Class A Common Stock available for future issuance under the Centennial Resource Development, Inc. 2016 Long Term Incentive Plan or (ii) the 8,000,000 shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants.

(2)                                 The number of shares of Class A Common Stock does not include 26,100,000 shares of Class A Common Stock issuable upon conversion of 104,400 outstanding shares of Series B Preferred Stock as of April 10, 2017.

For additional information concerning the offering, see “Plan of Distribution” beginning on page 12.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risk factors and all of the other information included in or incorporated by reference into this prospectus, including those in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and in subsequent filings, before deciding whether to purchase any of our securities.  These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission (the “SEC”) in the future.  Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows and our prospects could be harmed. In that event, the price of our securities could decline and you could lose part or all of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus constitute “forward-looking statements.” All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors.”

Forward-looking statements may include statements about:

•                  our business strategy;

•                  our reserves;

•                  our drilling prospects, inventories, projects and programs;

•                  our ability to replace the reserves we produce through drilling and property acquisitions;

•                  our financial strategy, liquidity and capital required for our development program;

•                  our realized oil, natural gas and natural gas liquids (“NGL”) prices;

•                  the timing and amount of our future production of oil, natural gas and NGLs;

•                  our hedging strategy and results;

•                  our future drilling plans;

•                  our competition and government regulations;

•                  our ability to obtain permits and governmental approvals;

•                  our pending legal or environmental matters;

•                  our marketing of oil, natural gas and NGLs;

•                  our leasehold or business acquisitions;

•                  our costs of developing our properties;

•                  general economic conditions;

•                  credit markets;

•                  uncertainty regarding our future operating results; and

•                  our plans, objectives, expectations and intentions contained in this prospectus that are not historical.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the development, production, gathering and sale of oil and natural gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures and the other risks described under the heading “Risk Factors.”

Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of Class A Common Stock by the selling stockholders named herein.

DETERMINATION OF OFFERING PRICE

Our Class A Common Stock is listed on NASDAQ under the symbol “CDEV.” The actual offering price by the selling stockholders of the shares of Class A Common Stock covered by this prospectus will be determined by prevailing market prices at the time of sale, by private transactions negotiated by the selling stockholders or as otherwise described in the section entitled “Plan of Distribution.”

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the shares of Class A Common Stock being offered for resale by this prospectus, which includes 99,747,700 Private Placement Shares and 20,000,000 Centennial Holder Shares. The term “selling stockholders” includes the stockholders listed in the table below and their permitted transferees. The Private Placement Shares and Centennial Holder Shares are being registered by the registration statement of which this prospectus forms a part pursuant to the Registration Rights Agreement entered into in connection with the Business Combination.

The following table provides, as of April 10, 2017, information regarding the beneficial ownership of our Class A Common Stock and Class C Common Stock held by each selling stockholder, the number of shares of Class A Common Stock that may be sold by each selling stockholder under this prospectus and that each selling stockholder will beneficially own after this offering.

Because each selling stockholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling stockholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling stockholders and further assumed that the selling stockholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

We may amend or supplement this prospectus from time to time in the future to update or change this selling stockholders list and the securities that may be resold.

Please see the section entitled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

	Number of Shares of Common Stock Owned Prior to Offering			Maximum Number of Shares of Class A Common Stock	Number of Shares of Class A
Name of Selling Stockholder	Class A Common Stock		Class C Common Stock	to be Sold Pursuant to this Prospectus	Common Stock Owned After Offering
Riverstone VI Centennial QB Holdings, L.P.	80,819,780	(1)	—	59,205,000	21,614,780	(1)
REL US Centennial Holdings, LLC	23,888,921	(1)	—	17,500,000	6,388,921	(1)
Riverstone Non-ECI USRPI AIV, L.P.	5,869,889	(1)	—	4,300,000	1,569,889	(1)
Centennial Resource Development, LLC(2)	—		12,227,062	12,227,062	—
Celero Energy Company, LP(2)	—		4,246,898	4,246,898	—
NGP Centennial Follow-On LLC(2)	—		2,681,961	2,681,961	—
CP VI-A Centennial, L.P.	844,079		—	844,079	—
Funds advised by Capital Research and Management Company	16,221,622		—	10,000,000	6,221,622
Fidelity Contrafund: Fidelity Advisor Series Opportunistic Insights Fund	131,575		—	40,200	91,375
Fidelity Contrafund: Fidelity Contrafund	15,866,777		—	5,188,000	10,678,777
Fidelity Contrafund Commingled Pool	1,997,839		—	512,900	1,484,939
Fidelity Contrafund: Fidelity Advisor New Insights Fund	3,196,912		—	1,224,500	1,972,412
Fidelity Contrafund: Fidelity Series Opportunistic Insights Fund	878,746		—	278,900	599,846
Variable Insurance Products Fund III: Balanced Portfolio	153,400		—	81,400	72,000
Fidelity Puritan Trust: Fidelity Balanced Fund	1,291,300		—	651,800	639,500
Variable Insurance Products Fund II: Contrafund Portfolio	850,500		—	450,500	400,000
Fidelity Advisor Series I: Fidelity Advisor Balanced Fund	108,300		—	56,000	52,300
Fidelity Select Portfolios: Energy Portfolio	115,200		—	115,200	—
Variable Insurance Products Fund IV: Energy Portfolio	14,400		—	14,400	—
Fidelity Central Investment Portfolios LLC: Fidelity Energy Central Fund	45,400		—	45,400	—
Fidelity Advisor Series VII: Fidelity Advisor Energy Fund	45,200		—	45,200	—
Fidelity Select Portfolios: Natural Resources Portfolio	38,300		—	38,300	—

(1)                                 Includes 19,076,000, 5,638,500 and 1,385,500 shares of Class A Common Stock issuable to Riverstone VI Centennial QB Holdings, L.P., REL US Centennial Holdings, LLC and Riverstone Non-ECI USRPI AIV, L.P., upon conversion of 76,304, 22,554 and 5,542 shares of Series B Preferred Stock, respectively.

(2)                                 Pursuant to the terms of the limited liability company agreement of CRP, each of CRD, Celero and NGP Follow-On has the right to cause CRP to redeem all or a portion of their CRP Common Units in exchange for shares of our Class A Common Stock or, at CRP’s option, an equivalent amount of cash; provided that we may, at our option, effect a direct exchange of such cash or Class A Common Stock for such CRP Common Units in lieu of such a redemption by CRP. As of March 17, 2017, CRD, Celero and NGP Follow-On own 12,227,062, 4,246,898 and 2,681,961 CRP Common Units, respectively. Upon future redemption or exchange of CRP Common Units held by CRD, Celero or NGP Follow-On, a corresponding number of shares of Class C Common Stock will be canceled.

PLAN OF DISTRIBUTION

We are registering the resale of shares of Class A Common Stock by the selling stockholders named herein. The selling stockholders, which as used herein includes their permitted transferees, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Class A Common Stock on NASDAQ or any other stock exchange, market or trading facility on which such shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of their shares of Class A Common Stock:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  in underwriting transactions;

•                  short sales;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price;

•                  distribution to members, limited partners or stockholders of selling stockholders;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Class A Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer their shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our Class A Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The selling stockholders may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares of Class A Common Stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the shares of Class A Common Stock offered by them will be the purchase price of the share less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of their shares of Class A Common Stock to be made directly or through agents. We will not receive any of the proceeds from the resale of shares of Class A Common Stock being offered by the selling stockholders named herein.

The selling stockholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares of Class A Common Stock for whom they may act as agents. In addition, underwriters may sell the shares of Class A Common Stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares of Class A Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares of Class A Common Stock by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

To the extent required, the shares of Class A Common Stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Blue Sky Restrictions on Resale

In order to comply with the securities laws of some states, if applicable, our shares of Class A Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our shares of Class A Common Stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

If a selling stockholder wants to sell its shares of Class A Common Stock under this prospectus in the United States, the selling stockholders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemptions from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling stockholder will be able to advise a selling stockholder in which states shares of Class A Common Stock are exempt from registration for secondary sales.

Any person who purchases shares of Class A Common Stock from a selling stockholder offered by this prospectus who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement that includes this prospectus becomes effective, and a selling stockholder indicates in which state(s) it desires to sell its shares of Class A Common Stock we will be able to identify whether the selling stockholder will need to register or will be able to rely on an exemption therefrom.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of their shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify, to the extent permitted by law, the selling stockholders (and each selling stockholder’s officers and directors and each person who controls such selling stockholder) against liabilities caused by any untrue or alleged untrue statement of material fact contained in this prospectus or the registration statement of which this prospectus forms a part (including any amendment or supplement thereof) or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such selling stockholder expressly for use herein. We have also agreed with the Riverstone private investor and the Centennial Contributors to keep the registration statement of which this prospectus forms a part effective until the earlier of (i) the date on which all of their shares are disposed of pursuant to this prospectus; (ii) such shares shall have been otherwise transferred, new certificates for such shares not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such shares shall not require registration under the Securities Act; (iii) such shares shall have ceased to be outstanding; or (iv) such shares have been sold without registration pursuant to Rule 144 promulgated under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of Class A Common Stock covered by this prospectus, including with regard to compliance with state securities or Blue Sky laws. Otherwise, all discounts, commissions or fees incurred in connection with the sale of shares of Class A Common Stock offered hereby will be paid by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

The Company has authorized 621,000,000 shares of capital stock, consisting of (a) 620,000,000 shares of common stock, including (i) 600,000,000 shares of Class A Common Stock and (ii) 20,000,000 shares of Class C Common Stock, and (b) 1,000,000 shares of preferred stock, including one share of Series A Preferred Stock and 104,400 shares of Series B Preferred Stock.

Class A Common Stock

Holders of the Company’s Class A Common Stock are entitled to one vote for each share held on all matters to be voted on by the Company’s stockholders. Holders of the Class A Common Stock and holders of the Class C Common Stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law. Unless specified in the Company’s second amended and restated charter (the “Charter”) (including any certificate of designation of preferred stock) or amended and restated bylaws (the “Bylaws”), or as required by applicable provisions of the Delaware General Corporation Law or applicable stock exchange rules, the affirmative vote of a majority of the Company’s shares of common stock that are voted is required to approve any such matter voted on by the Company’s stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors (subject to the right of the holder of our Series A Preferred Stock to nominate and elect one director). Subject to the rights of the holders of any outstanding series of preferred stock, the Company’s stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

In the event of a liquidation, dissolution or winding up of the Company, the holders of the Class A Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Class A Common Stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Class A Common Stock.

Class C Common Stock

In connection with the Business Combination, we issued 20,000,000 shares of Class C Common Stock to the Centennial Contributors. Holders of Class C Common Stock, together with holders of Class A Common Stock voting as a single class, will have the right to vote on all matters properly submitted to a vote of the stockholders. In addition, the holders of Class C Common Stock, voting as a separate class, will be entitled to approve any amendment, alteration or repeal of any provision of our Charter that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class C Common Stock. Holders of Class C Common Stock will not be entitled to any dividends from the Company and will not be entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs.

Shares of Class C Common Stock may be issued only to the Centennial Contributors, their respective successors and assigns, as well as any permitted transferees of the Centennial Contributors. A holder of Class C Common Stock may transfer shares of Class C Common Stock to any transferee (other than the Company) only if such holder also simultaneously transfers an equal number of such holder’s CRP Common Units to such transferee in compliance with the amended and restated limited liability company agreement of CRP. The Centennial Contributors generally have the right to cause CRP to redeem all or a portion of their CRP Common Units in exchange for shares of the Company’s Class A Common Stock or, at CRP’s option, an equivalent amount of cash. The Company may, however, at its option, effect a direct exchange of cash or Class A Common Stock for such CRP Common Units in lieu of such a redemption by CRP. Upon the future redemption or exchange of CRP Common Units held by a Centennial Contributor, a corresponding number of shares of Class C Common Stock will be canceled.

Series A Preferred Stock

In connection with the Business Combination, we also issued one share of Series A Preferred Stock to CRD. CRD, as the holder of the Series A Preferred Stock, will not be entitled to any dividends from the Company, but will be entitled to preferred distributions in liquidation in the amount of $0.0001 per share of Series A Preferred Stock and will have a limited voting right as described below. The Series A Preferred Stock will be redeemable by us (a) at such time as CRD and its affiliates cease to own, in the aggregate, at least 5,000,000 CRP Common Units and/or shares of Class A Common Stock (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and other similar transactions), (b) at any time at CRD’s option or (c) upon a breach by CRD of the transfer restrictions relating to the Series A Preferred Stock. In addition, for so long as the Series A Preferred Stock remains outstanding, CRD will be entitled to nominate one director for election to our board of directors in connection with any vote of our stockholders for the election of directors, and the vote of CRD will be the only vote required to elect such nominee to our board.

Series B Preferred Stock

In connection with the Silverback Acquisition, we issued 104,400 shares of Series B Preferred Stock to the Riverstone Purchasers. The shares of Series B Preferred Stock are automatically convertible into shares of Class A Common Stock on a 250-to-1 basis (subject to adjustments for stock splits, stock dividends, reorganization, recapitalizations and the like) at such time as we receive the approval of our stockholders for the issuance of the shares of Class A Common Stock upon the conversion. Holders of the Series B Preferred Stock are not entitled to dividends, except that such holders will be entitled to pro rata participation in any dividends paid on shares of the Class A Common Stock on an as-converted basis whether or not the shares of Series B Preferred Stock are then entitled to conversion. Prior to the date of the special meeting of the Company’s stockholders held to seek the stockholder approval described above, no holder of Series B Preferred Stock may sell, contract to sell, pledge or otherwise dispose of any shares of Series B Preferred Stock without the prior written consent of the Company, except to an affiliate of such holder or the Company or a subsidiary thereof.

Holders of Series B Preferred Stock generally will not have any voting rights, except as required by law. Notwithstanding the foregoing, the affirmative vote of holders of a majority of the Series B Preferred Stock then outstanding, voting as a separate class, is required to (a) approve any amendment, alteration or repeal of any provision of the Certificate of Designation relating to the Series B Preferred Stock or the Charter that adversely affects the rights, preferences, privileges or voting powers of the Series B Preferred Stock or (b) authorize the issuance of any senior securities or parity securities. With respect to any matter on which the holders of Series B Preferred Stock are entitled to vote, each share of Series B Preferred Stock will be entitled to one vote on such matter.

Beginning on the third anniversary of the closing date of the Silverback Acquisition, the Company will have the right, but not the obligation, to redeem all (but not less than all) of each holder’s shares of Series B Preferred Stock for a redemption price per share, determined on an as-converted basis, equal to the average of the last reported sale price for a share of Class A Common Stock on NASDAQ for each of the last 10 consecutive trading days prior to the redemption date or, if such shares are no longer traded, at the fair market value of the Class A Common Stock, as determined in good faith by the Board of Directors of the Company.

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company (each a “Liquidation Event”), holders of the Series B Preferred Stock will first be entitled to receive the liquidation preference per share of $0.0001 (the “Liquidation Preference”) before any distribution of assets is made to holders of any junior securities. If, in the event of a Liquidation Event, after payment of any amounts to be paid in respect of any senior securities, the Company’s assets available for distribution are insufficient to fully pay the liquidation payments owing to the holders of the Series B Preferred Stock and the holders of any parity securities, the holders of the Series B Preferred Stock and such parity securities will share ratably in the distribution of the Company’s assets in proportion to the full liquidating distributions to which they would otherwise have been respectively entitled. After the payment of the Liquidation Preference to the holders of the Series B Preferred Stock (and payment of any amount to be paid in respect of any senior securities and any parity securities), the remaining assets of the Company will be distributed ratably to the holders of the Class A Common Stock and the Series B Preferred Stock on an as-converted basis whether or not the shares of Series B Preferred Stock are then entitled to conversion (and any other participating equity securities of the Company). A Liquidation Event will not include (i) the merger or consolidation of the Company with any other entity, including a merger or consolidation in which the holders of the Series B Preferred Stock receive cash, securities or property for their shares, the sale, lease or exchange of all or substantially all of the Company’s assets for cash, securities or other property, (ii) the conversion of the Company into another legal entity or (iii) the sale of all or substantially all of the assets of the Company to an affiliate in connection with a reorganization or liquidation.

Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination in which the holders of shares of Class A Common Stock are to receive cash, securities or property for their shares (a “Corporate Event”), the Company will make appropriate provision to ensure that the holders of the Series B Preferred Stock receive in such Corporate Event a preferred security, issued by the entity surviving or resulting from such Corporate Event and containing provisions substantially equivalent to the provisions set forth in the Certificate of Designation relating to the Series B Preferred Stock without abridgement, including, without limitation, the same rights, preferences, privileges or voting powers that shares of the Series B Preferred Stock had immediately prior to such Corporate Event (the “Survivor Preferred Security”).

If the Company desires to enter into a Corporate Event that will result in holders of shares of Class A Common Stock receiving exclusively cash consideration as a result thereof (a “Cash Event”), the Company will use its commercially reasonable efforts to ensure that the parties to such Cash Event enter into documentation that provides that upon conversion of a share of Survivor Preferred Security, the holder thereof shall be entitled to receive, in lieu of such cash, a share or shares of common equity of the entity surviving or resulting from the Cash Event. Each such Survivor Preferred Security will initially (that is, immediately after the effective time of the Cash Event) entitle the holder to convert such Survivor Preferred Security into a number of shares of common equity of the entity surviving or resulting from the Cash Event that are equivalent in fair market value to the cash amount that would otherwise have been received by the holder had such holder’s shares of Series B Preferred Stock been converted into shares of Class A Common Stock immediately prior to the Cash Event.

Private Placement Warrants

Each whole Private Placement Warrant purchased by our Sponsor in a private placement that occurred simultaneously with the closing of our IPO entitles the registered holder to purchase one whole share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the warrant agreement, a warrant holder may exercise its Private Placement Warrants only for a whole number of shares of Class A Common Stock.  No fractional Private Placement Warrants were issued. The Private Placement Warrants will expire five years after the Business Combination Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Private Placement Warrant and will have no obligation to settle the exercise of a Private Placement Warrant unless a registration statement registering the issuance of such shares of Class A Common Stock is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No Private Placement Warrant will be exercisable and the Company will not be obligated to issue shares of Class A Common Stock upon exercise of a Private Placement Warrant unless Class A Common Stock issuable upon such exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Private Placement Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Private Placement Warrant, the holder of such Private Placement Warrant will not be entitled to exercise such Private Placement Warrant and such Private Placement Warrant may have no value and expire worthless.

The Private Placement Warrants are not redeemable by the Company so long as they are held by our Sponsor or its permitted transferees. If the Private Placement Warrants are held by holders other than our Sponsor or its permitted transferees, the Company may call the Private Placement Warrants for redemption:

•      in whole and not in part;

•      at a price of $0.01 per Private Placement Warrant;

•      upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Private Placement Warrant holder; and

•      if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the Private Placement Warrant holders.

If and when the Private Placement Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The Company established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Private Placement Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Private Placement Warrants, each Private Placement Warrant holder will be entitled to exercise its Private Placement Warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 Private Placement Warrant exercise price after the redemption notice is issued.

If the Company calls the Private Placement Warrants for redemption as described above, the Company’s management will have the option to require any holder that wishes to exercise its Private Placement Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Private Placement Warrants on a “cashless basis,” the Company’s management will consider, among other factors, its cash position, the number of Private Placement Warrants that are outstanding and the dilutive effect on its stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of its Private Placement Warrants. If the Company’s management takes advantage of this option, all holders of Private Placement Warrants would pay the exercise price by surrendering their Private Placement Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Private Placement Warrants, multiplied by the difference between the exercise price of the

Private Placement Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Private Placement Warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Private Placement Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Private Placement Warrant redemption. The Company believes this feature is an attractive option to the Company if it does not need the cash from the exercise of the Private Placement Warrants.

So long as the Private Placement Warrants are held by our Sponsor or its permitted transferees, the holders of the Private Placement Warrants may elect to exercise them on a cashless basis, using the same formula described above that other Private Placement Warrant holders would have been required to use had the Company required the exercise of their Private Placement Warrants on a cashless basis in connection with a redemption.  The reason that the Company has agreed that the Private Placement Warrants will be exercisable on a cashless basis so long as they are held by our Sponsor or its permitted transferees is because it was not known at the time of issuance whether our Sponsor would be affiliated with the Company following an initial business combination. If our Sponsor remains affiliated with the Company, its ability to sell the Company’s securities in the open market will be significantly limited. The Company has policies in place that prohibit insiders from selling the Company’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell the Company’s securities, an insider cannot trade in the Company’s securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Class A Common Stock issuable upon exercise of the Public Warrants issued in our IPO freely in the open market, the insiders could be significantly restricted from doing so. As a result, the Company believes that allowing the holders to exercise the Private Placement Warrants on a cashless basis is appropriate.

A holder of a Private Placement Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Private Placement Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Private Placement Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the Private Placement Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of the Company’s capital stock into which the Private Placement Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the Private Placement Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Private Placement Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Private Placement Warrants is adjusted, as described above, the Private Placement Warrant exercise price will be adjusted by multiplying the exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Private Placement Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the Company’s outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Private Placement Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Private Placement Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Private Placement Warrants would have received if such holder had exercised their Private Placement Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Private Placement Warrant properly exercises the Private Placement Warrant within 30 days following public disclosure of such transaction, the Private Placement Warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the Private Placement Warrant.

The Private Placement Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of Private Placement Warrants being exercised. The Private Placement Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Private Placement Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Private Placement Warrants, each holder will be entitled to one vote for each share of Class A Common Stock held of record on all matters to be voted on by stockholders.

No fractional shares of Class A Common Stock will be issued upon exercise of the Private Placement Warrants. If, upon exercise of the Private Placement Warrants, a holder would be entitled to receive a fractional interest in a share of Class A Common Stock, the Company will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the Private Placement Warrant holder.

The Private Placement Warrants were sold in a private placement pursuant to a purchase agreement between us and our Sponsor and have the terms set forth in a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company.

Our Transfer Agent and Warrant Agent

The transfer agent for our Class A Common Stock, Class C Common Stock and Series B Preferred Stock and warrant agent for the Private Placement Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and our Charter and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•                  a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•                  an affiliate of an interested stockholder; or

•                  an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•                  our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•                  after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•                  on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under our Charter, our board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Special Meeting of Stockholders

Our Bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our Chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Class A Common Stock or Private Placement Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Class A Common Stock or Private Placement Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•                  1% of the total number of shares of Class A Common Stock then outstanding; or

•                  the average weekly reported trading volume of the Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•                  the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•                  the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•                  the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•                  at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, if we have filed all Exchange Act reports and materials as set forth in the third bullet of the preceding paragraph, then any holder of restricted shares of our Class A Common Stock or Private Placement Warrants (including our initial stockholders with respect to their founder shares and Private Placement Warrants) will be able to sell such shares or Private Placement Warrants, as applicable, pursuant to Rule 144 without registration after October 11, 2017 (one year following the closing of the Business Combination).

Listing of Securities

The Company’s Class A Common Stock is currently quoted on NASDAQ under the symbol “CDEV.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Class A Common Stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder (“Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case as in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our Class A Common Stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Class A Common Stock.

This discussion is limited to Non-U.S. Holders that hold our Class A Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•                  U.S. expatriates and former citizens or long-term residents of the United States;

•                  persons subject to the alternative minimum tax;

•                  persons holding our Class A Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•                  banks, insurance companies, and other financial institutions;

•                  brokers, dealers or traders in securities;

•                  “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•                  partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

•                  tax-exempt organizations or governmental organizations;

•                  persons deemed to sell our Class A Common Stock under the constructive sale provisions of the Code;

•                  persons who hold or receive our Class A Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•                  “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•                  tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Class A Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A Common Stock and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER

THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A Common Stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•                  an individual who is a citizen or resident of the United States;

•                  a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•                  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•                  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy” we do not anticipate declaring or paying dividends to holders of our Class A Common Stock in the foreseeable future. However, if we do make distributions of cash or property on our Class A Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our Class A Common Stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected dividends. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A Common Stock unless:

•                  the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•                  the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•                  our Class A Common Stock constitutes a United States real property interest (“USRPI”) by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes. Generally, a domestic corporation is a USRPHC if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in its trade or business.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (adjusted for certain items), which will include such effectively connected gain.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, a Non-U.S. Holder of our Class A Common Stock generally will not be subject to U.S. net federal income tax as a result of our being a USRPHC if our Class A Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually or constructively, 5% or less of our Class A Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. If our Class A Common Stock is not considered to be so traded, a Non-U.S. Holder generally would be subject to net U.S. federal income tax on the gain realized on a disposition of our Class A Common Stock as a result of our being a USRPHC and generally would be required to file a U.S. federal income tax return. Additionally, a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. Holders should also consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Class A Common Stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a United States person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Class A Common Stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person, or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our Class A Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our Class A Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each direct and indirect substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as IRS Form W-8BEN-E). If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A Common Stock, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A Common Stock.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Latham & Watkins LLP of Houston, Texas. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Centennial Resource Development, Inc. and its subsidiaries (the Company) as of December 31, 2016 (Successor Company balance sheet) and 2015 (Predecessor Company balance sheet) and for the period from October 11, 2016 through December 31, 2016 (Successor Company operations) and the period from January 1, 2016 through October 10, 2016 and for each of the two years in the period ended December 31, 2015 (Predecessor Company operations) incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Estimates of our oil and natural gas reserves and related future net cash flows related to our properties as of December 31, 2016, December 31, 2015 and December 31, 2014 incorporated by reference in this prospectus and registration statement were based upon a reserve report prepared by our independent petroleum engineer, Netherland, Sewell & Associates, Inc. We have incorporated these estimates in reliance on the authority of such firm as an expert in such matters.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) pursuant to the Exchange Act on or after the date of this prospectus and prior to the termination of the offering under this prospectus or any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•                  our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 23, 2017;

•                  our Current Reports on Form 8-K filed with the SEC on January 4, 2017, February 1, 2017, February 14, 2017, February 27, 2017, March 22, 2017, March 28, 2017 and April 6, 2017 and our Current Report on Form 8-K/A filed with the SEC on March 23, 2017; and

•                  the description of our Class A Common Stock as set forth in our registration statement on Form 8-A (File No. 001-37697), filed with the SEC on February 17, 2016, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated be reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address: 1401 Seventeenth Street, Suite 1000, Denver, Colorado 80202, email address: ir@cdevinc.com, or telephone number: (346) 309-0205.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Class A Common Stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our Class A Common Stock you should refer to the registration statement and its exhibits. Statements contained in this prospectus concerning any of our contracts, agreements or other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www.cdevinc.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.